Exhibit 99.1
Enphase Energy Reports Financial Results for the Third Quarter of 2024
FREMONT, Calif., Oct. 22, 2024 - Enphase Energy, Inc. (NASDAQ: ENPH), a global energy technology company and the world’s leading supplier of microinverter-based solar and battery systems, announced today financial results for the third quarter of 2024, which included the summary below from its President and CEO, Badri Kothandaraman.
We reported quarterly revenue of $380.9 million in the third quarter of 2024, along with 48.1% for non-GAAP gross margin. We shipped 1,731,768 microinverters, or approximately 730.0 megawatts DC, and 172.9 megawatt hours of IQ® Batteries.
Financial highlights for the third quarter of 2024 are listed below:
•Quarterly revenue of $380.9 million
•GAAP gross margin of 46.8%; non-GAAP gross margin of 48.1% with net IRA benefit
•Non-GAAP gross margin of 38.9%, excluding net IRA benefit of 9.2%
•GAAP operating income of $49.8 million; non-GAAP operating income of $101.4 million
•GAAP net income of $45.8 million; non-GAAP net income of $88.4 million
•GAAP diluted earnings per share of $0.33; non-GAAP diluted earnings per share of $0.65
•Free cash flow of $161.6 million; ending cash, cash equivalents, and marketable securities of $1.77 billion
Our revenue and earnings for the third quarter of 2024 are provided below, compared with the prior quarter:
(In thousands, except per share and percentage data)

	GAAP			Non-GAAP
	Q3 2024	Q2 2024	Q3 2023	Q3 2024	Q2 2024	Q3 2023
Revenue	$380,873	$303,458	$551,082	$380,873	$303,458	$551,082
Gross margin	46.8%	45.2%	47.5%	48.1%	47.1%	48.4%
Operating expenses	$128,383	$135,367	$144,024	$81,612	$81,706	$99,027
Operating income	$49,788	$1,799	$117,989	$101,411	$61,080	$167,593
Net income	$45,762	$10,833	$113,953	$88,402	$58,824	$141,849
Basic EPS	$0.34	$0.08	$0.84	$0.65	$0.43	$1.04
Diluted EPS	$0.33	$0.08	$0.80	$0.65	$0.43	$1.02

Total revenue for the third quarter of 2024 was $380.9 million, compared to $303.5 million in the second quarter of 2024. Our revenue in the United States for the third quarter of 2024 increased approximately 43%, compared to the second quarter of 2024. The increase was due to higher shipments to distributors as inventory returned to normal levels. Our revenue in Europe decreased approximately 15% for the third quarter of 2024, compared to the second quarter of 2024. The decline in revenue was the result of a further softening in European demand.
Our non-GAAP gross margin was 48.1% in the third quarter of 2024, compared to 47.1% in the second quarter of 2024. Our non-GAAP gross margin, excluding net IRA benefit, was 38.9% in the third quarter of 2024, compared to 41.0% in the second quarter of 2024.
Our non-GAAP operating expenses were $81.6 million in the third quarter of 2024, compared to $81.7 million in the second quarter of 2024. Our non-GAAP operating income was $101.4 million in the third quarter of 2024, compared to $61.1 million in the second quarter of 2024.
We exited the third quarter of 2024 with $1.77 billion in cash, cash equivalents, and marketable securities and generated $170.1 million in cash flow from operations in the third quarter of 2024. Our capital expenditures were $8.5 million in the third quarter of 2024, compared to $9.6 million in the second quarter of 2024.

In the third quarter of 2024, we repurchased 434,947 shares of our common stock at an average price of $114.48 per share for a total of approximately $49.8 million. We also spent approximately $6.3 million dollars by withholding shares to cover taxes for employee stock vesting that reduced the diluted shares by 59,607 shares.
We shipped 172.9 megawatt hours of IQ Batteries in the third quarter of 2024, compared to 120.2 megawatt hours in the second quarter of 2024. We are now shipping our third generation of IQ Batteries, the IQ® Battery 5P™, to the United States, Puerto Rico, Mexico, Canada, Australia, the United Kingdom, Italy, France, the Netherlands, Luxembourg, and Belgium. More than 9,000 installers worldwide are certified to install our IQ Batteries, compared to more than 7,400 installers worldwide in the second quarter of 2024.
During the third quarter of 2024, we shipped approximately 1,176,000 microinverters from our contract manufacturing facilities in the United States that we booked for 45X production tax credits. We began shipping IQ8HC™ Microinverters with higher domestic content, produced at our contract manufacturing facilities in the United States. We expect to begin shipping our commercial microinverters, and batteries with higher domestic content, produced at our United States contract manufacturing facilities in the fourth quarter of 2024.
During the third quarter of 2024, we launched AI-based software that is designed to optimize energy use by integrating solar and consumption forecasting with electricity tariff. This is intended to help consumers maximize savings as energy markets become increasingly complex, such as with dynamic electricity rates in parts of Europe and NEM 3.0 in California. We are gearing up to launch our second-generation IQ® EV charger, the 3-Phase IQ Battery with backup, and the IQ® Balcony Solar Kit all for the European market – pushing the boundaries of innovation. Finally, our fourth-generation energy system, featuring the IQ® Meter Collar, 10 kWh IQ Battery, and enhanced IQ® Combiner, is expected to debut in the United States in early 2025, targeting a substantial reduction in installation costs.
BUSINESS HIGHLIGHTS
On Oct. 16, 2024, Enphase Energy announced that it started shipping IQ8™ Microinverters to support newer, high-powered solar panels in select countries and territories, including the Netherlands, Austria, New Caledonia, and Malta.
On Oct. 9, 2024, Enphase Energy announced that it is expanding its support for grid services programs – or virtual power plants (VPPs) – in New Hampshire, North Carolina, and California, powered by the new IQ Battery 5P.
On Oct. 3, 2024, Enphase Energy announced the launch of its IQ8X™ Microinverters in Australia, and that all IQ8 Microinverters activated starting Oct. 1, 2024 in Australia come with an industry-leading 25-year limited warranty, currently the longest standard residential warranty in the Australian market.
On Sept. 24, 2024, Enphase Energy announced the launch of its most powerful Enphase® Energy System™ to-date, featuring the new IQ Battery 5P and IQ8 Microinverters, for customers in India.
On Sept. 16, 2024, Enphase Energy announced that it started shipping the IQ Battery 5P in Belgium. Enphase also introduced IQ® Energy Management, its new AI-based energy management software to enable support for dynamic electricity rates and the integration of third-party EV chargers and heat pumps in Belgium.
On Sept. 10, 2024, Enphase Energy announced initial shipments of IQ8HC Microinverters supplied from contract manufacturing facilities in the United States with higher domestic content than previous models. The microinverters have SKUs with a “DOM” suffix, indicating the increased amount of domestic content.
On Sept. 4, 2024, Enphase Energy announced a solution for expanding legacy net energy metering (NEM) solar energy systems in California without penalty using new Enphase Energy Systems configurations with IQ® Microinverters, IQ Batteries, and Enphase Power Control.
On Aug. 27, 2024, Enphase Energy announced the availability of pre-orders for IQ Battery 5Ps produced in the United States. Pre-orders are also available for IQ8HC Microinverters, IQ8P-3P™ Microinverters, and IQ8X Microinverters produced in the United States with higher domestic content.

On Aug. 19, 2024, Enphase Energy announced that it started shipping the IQ Battery 5P in the Netherlands. Enphase also introduced IQ Energy Management, its new energy management software to enable support for dynamic electricity rates and the integration of third-party EV chargers and heat pumps in the Netherlands.
On Aug. 8, 2024, Enphase Energy announced the launch of its new North American Charging Standard (NACS) connectors for its entire line of IQ EV Chargers. NACS connectors and charger ports have recently become the industry standard embraced by several major automakers for electric vehicles (EVs).
On Aug. 5, 2024, Enphase Energy announced that it started shipping IQ8P™ and IQ8HC Microinverters to support newer, high-powered solar panels in select countries throughout the Caribbean.
On Aug. 1, 2024, Enphase Energy announced that it started shipping IQ8 Microinverters to support newer, high-powered solar modules in select countries throughout Europe, including France, Germany, Spain, Bulgaria, Estonia, Slovakia, and Croatia.
FOURTH QUARTER 2024 FINANCIAL OUTLOOK
For the fourth quarter of 2024, Enphase Energy estimates both GAAP and non-GAAP financial results as follows:
•Revenue to be within a range of $360.0 million to $400.0 million, which includes shipments of 140 to 160 megawatt hours of IQ Batteries
•GAAP gross margin to be within a range of 47.0% to 50.0% with net IRA benefit
•Non-GAAP gross margin to be within a range of 49.0% to 52.0% with net IRA benefit and 39.0% to 42.0% excluding net IRA benefit. Non-GAAP gross margin excludes stock-based compensation expense and acquisition related amortization
•Net IRA benefit to be within a range of $38.0 million to $41.0 million based on estimated shipments of 1,300,000 units of U.S. manufactured microinverters
•GAAP operating expenses to be within a range of $135.0 million to $139.0 million
•Non-GAAP operating expenses to be within a range of $81.0 million to $85.0 million, excluding $54.0 million estimated for stock-based compensation expense, acquisition related expenses and amortization
For 2024, GAAP and non-GAAP annualized effective tax rate with IRA benefit, excluding discrete items, is expected to be within a range of 17.0% to 19.0%.
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Use of non-GAAP Financial Measures
Enphase Energy has presented certain non-GAAP financial measures in this press release. Generally, a non-GAAP financial measure is a numerical measure of a company’s performance, financial position, or cash flows that either exclude or include amounts that are not normally excluded or included in the most directly comparable measure calculated and presented in accordance with generally accepted accounting principles in the United States (GAAP). Reconciliation of each non-GAAP financial measure to the most directly comparable GAAP financial measure can be found in the accompanying tables to this press release. Non-GAAP financial measures presented by Enphase Energy include non-GAAP gross profit, gross margin, operating expenses, income from operations, net income, net income per share (basic and diluted), net IRA benefit, and free cash flow.
These non-GAAP financial measures do not reflect a comprehensive system of accounting, differ from GAAP measures with the same captions and may differ from non-GAAP financial measures with the same or similar captions that are used by other companies. In addition, these non-GAAP measures have limitations in that they do not reflect all of the amounts associated with Enphase Energy’s results of operations as determined in accordance with GAAP. As such, these non-GAAP measures should be considered as a supplement to, and not as a substitute for, or superior to, financial measures calculated in accordance with GAAP. Enphase Energy uses these non-GAAP financial measures to analyze its operating performance and future prospects, develop internal budgets and financial goals, and to facilitate period-to-period comparisons. Enphase Energy believes that these non-GAAP financial measures reflect an additional way of viewing aspects of its operations that, when viewed with its GAAP results, provide a more complete understanding of factors and trends affecting its business.
As presented in the “Reconciliation of Non-GAAP Financial Measures” tables below, each of the non-GAAP financial measures excludes one or more of the following items for purposes of calculating non-GAAP financial measures to facilitate an evaluation of Enphase Energy’s current operating performance and a comparison to its past operating performance:
Stock-based compensation expense. Enphase Energy excludes stock-based compensation expense from its non-GAAP measures primarily because they are non-cash in nature. Moreover, the impact of this expense is significantly affected by Enphase Energy’s stock price at the time of an award over which management has limited to no control.
Acquisition related expenses and amortization. This item represents expenses incurred related to Enphase Energy’s business acquisitions, which are non-recurring in nature, and amortization of acquired intangible assets, which is a non-cash expense. Acquisition related expenses and amortization of acquired intangible assets are not reflective of Enphase Energy’s ongoing financial performance.
Restructuring and asset impairment charges. Enphase Energy excludes restructuring and asset impairment charges due to the nature of the expenses being unusual and arising outside the ordinary course of continuing operations. These costs primarily consist of fees paid for cash-based severance costs and asset write-downs of property and equipment and acquired intangible assets, and other contract termination costs resulting from restructuring initiatives.
Non-cash interest expense. This item consists primarily of amortization of debt issuance costs and accretion of debt discount because these expenses do not represent a cash outflow for Enphase Energy except in the period the financing was secured and such amortization expense is not reflective of Enphase Energy’s ongoing financial performance.
Non-GAAP income tax adjustment. This item represents the amount adjusted to Enphase Energy’s GAAP tax provision or benefit to exclude the income tax effects of GAAP adjustments such as stock-based compensation, amortization of purchased intangibles, and other non-recurring items that are not reflective of Enphase Energy ongoing financial performance.
Non-GAAP net income per share, diluted. Enphase Energy excludes the dilutive effect of in-the-money portion of convertible senior notes as they are covered by convertible note hedge transactions that reduce potential dilution to our common stock upon conversion of the Notes due 2025, Notes due 2026, and Notes due 2028, and includes the dilutive effect of employee’s stock-based awards and the dilutive effect of warrants. Enphase Energy believes these adjustments provide useful supplemental information to the ongoing financial performance.
Net IRA benefit. This item represents the advanced manufacturing production tax credit (AMPTC) from the IRA for manufacturing microinverters in the United States, partially offset by the incremental manufacturing cost incurred in the United States relative to manufacturing in Mexico, India, and China. The AMPTC is accounted for by Enphase Energy as an income-based government grants that reduces cost of revenues in the condensed consolidated statements of operations.
Free cash flow. This item represents net cash flows from operating activities less purchases of property and equipment.

Conference Call Information
Enphase Energy will host a conference call for analysts and investors to discuss its third quarter 2024 results and fourth quarter 2024 business outlook today at 4:30 p.m. Eastern Time (1:30 p.m. Pacific Time). The call is open to the public by dialing (833) 634-5018. A live webcast of the conference call will also be accessible from the “Investor Relations” section of Enphase Energy’s website at https://investor.enphase.com. Following the webcast, an archived version will be available on the website for approximately one year. In addition, an audio replay of the conference call will be available by calling (877) 344-7529; replay access code 2677879, beginning approximately one hour after the call.
Forward-Looking Statements
This press release contains forward-looking statements, including statements related to Enphase Energy’s expectations as to its fourth quarter of 2024 financial outlook, including revenue, shipments of IQ Batteries by megawatt hours, gross margin with net IRA benefit and excluding net IRA benefit, estimated shipments of U.S. manufactured microinverters, operating expenses, and annualized effective tax rate with IRA benefit; its expectations regarding the expected net IRA benefit; its expectations on the timing and introduction of new products and updates to existing products; its expectations for global capacity of microinverters; its ability to support grid services in new locations; the ability of its AI-based software to help consumers maximize savings as energy markets become increasingly complex; and the capabilities, advantages, features, and performance of its technology and products. These forward-looking statements are based on Enphase Energy’s current expectations and inherently involve significant risks and uncertainties. Enphase Energy’s actual results and the timing of events could differ materially from those anticipated in such forward-looking statements as a result of certain risks and uncertainties including those risks described in more detail in its most recently filed Annual Report on Form 10-K, Quarterly Report on Form 10-Q, and other documents on file with the SEC from time to time and available on the SEC’s website at www.sec.gov. Enphase Energy undertakes no duty or obligation to update any forward-looking statements contained in this release as a result of new information, future events or changes in its expectations, except as required by law.
A copy of this press release can be found on the investor relations page of Enphase Energy’s website at https://investor.enphase.com.
About Enphase Energy, Inc.
Enphase Energy, a global energy technology company based in Fremont, CA, is the world's leading supplier of microinverter-based solar and battery systems that enable people to harness the sun to make, use, save, and sell their own power—and control it all with a smart mobile app. The company revolutionized the solar industry with its microinverter-based technology and builds all-in-one solar, battery, and software solutions. Enphase has shipped approximately 78.0 million microinverters, and over 4.5 million Enphase-based systems have been deployed in more than 160 countries. For more information, visit https://enphase.com.
© 2024 Enphase Energy, Inc. All rights reserved. Enphase Energy, Enphase, the “e” logo, IQ, IQ8, and certain other marks listed at https://enphase.com/trademark-usage-guidelines are trademarks or service marks of Enphase Energy, Inc. Other names are for informational purposes and may be trademarks of their respective owners.

Contact:

Zach Freedman
Enphase Energy, Inc.
Investor Relations
ir@enphaseenergy.com

ENPHASE ENERGY, INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands, except per share data)
(Unaudited)

	Three Months Ended			Nine Months Ended
	September 30, 2024	June 30, 2024	September 30, 2023	September 30, 2024	September 30, 2023
Net revenues	$380,873	$303,458	$551,082	$947,670	$1,988,216
Cost of revenues	202,702	166,292	289,069	516,825	1,076,490
Gross profit	178,171	137,166	262,013	430,845	911,726
Operating expenses:
Research and development	47,843	48,871	54,873	150,925	172,045
Sales and marketing	49,671	51,775	55,357	154,753	178,383
General and administrative	30,192	33,550	33,794	98,924	104,456
Restructuring and asset impairment charges	677	1,171	—	3,755	870
Total operating expenses	128,383	135,367	144,024	408,357	455,754
Income from operations	49,788	1,799	117,989	22,488	455,972
Other income, net
Interest income	19,977	19,203	19,669	58,889	49,235
Interest expense	(2,237)	(2,220)	(2,196)	(6,653)	(6,571)
Other income (expense), net	(16,785)	(7,566)	1,883	(24,264)	2,276
Total other income, net	955	9,417	19,356	27,972	44,940
Income before income taxes	50,743	11,216	137,345	50,460	500,912
Income tax provision	(4,981)	(383)	(23,392)	(9,962)	(82,895)
Net income	$45,762	$10,833	$113,953	$40,498	$418,017
Net income per share:
Basic	$0.34	$0.08	$0.84	$0.30	$3.06
Diluted	$0.33	$0.08	$0.80	$0.30	$2.92
Shares used in per share calculation:
Basic	135,329	135,646	136,165	135,621	136,491
Diluted	139,914	136,123	143,863	136,236	145,081

ENPHASE ENERGY, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(In thousands)
(Unaudited)

	September 30, 2024	December 31, 2023
ASSETS
Current assets:
Cash and cash equivalents	$256,325	$288,748
Marketable securities	1,510,299	1,406,286
Accounts receivable, net	232,225	445,959
Inventory	158,837	213,595
Prepaid expenses and other assets	203,195	88,930
Total current assets	2,360,881	2,443,518
Property and equipment, net	148,444	168,244
Operating lease, right of use asset, net	28,120	19,887
Intangible assets, net	51,152	68,536
Goodwill	214,292	214,562
Other assets	185,448	215,895
Deferred tax assets, net	275,854	252,370
Total assets	$3,264,191	$3,383,012
LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$112,417	$116,164
Accrued liabilities	189,819	261,919
Deferred revenues, current	129,556	118,300
Warranty obligations, current	35,755	36,066
Debt, current	99,931	—
Total current liabilities	567,478	532,449
Long-term liabilities:
Deferred revenues, non-current	354,210	369,172
Warranty obligations, non-current	148,477	153,021
Other liabilities	62,392	51,008
Debt, non-current	1,200,261	1,293,738
Total liabilities	2,332,818	2,399,388
Total stockholders’ equity	931,373	983,624
Total liabilities and stockholders’ equity	$3,264,191	$3,383,012

ENPHASE ENERGY, INC.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(In thousands)
(Unaudited)

	Three Months Ended			Nine Months Ended
	September 30, 2024	June 30, 2024	September 30, 2023	September 30, 2024	September 30, 2023
Cash flows from operating activities:
Net income	$45,762	$10,833	$113,953	$40,498	$418,017
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	20,103	20,484	19,448	60,724	53,867
Net amortization (accretion) of premium (discount) on marketable securities	(2,904)	(1,030)	5,094	(1,109)	(12,611)
Provision for doubtful accounts	2,704	1,897	653	4,471	1,282
Asset impairment	17,568	6,241	903	24,141	903
Non-cash interest expense	2,173	2,157	2,114	6,462	6,254
Net loss (gain) from change in fair value of debt securities	741	1,931	(1,910)	1,730	(5,408)
Stock-based compensation	45,940	52,757	43,814	159,530	157,635
Deferred income taxes	(5,276)	(14,076)	(11,499)	(27,644)	(38,295)
Changes in operating assets and liabilities:
Accounts receivable	49,414	82,183	(34,752)	208,956	(118,249)
Inventory	17,231	31,825	(8,003)	54,758	(24,406)
Prepaid expenses and other assets	(64,149)	(42,810)	(15,383)	(117,856)	(57,376)
Accounts payable, accrued and other liabilities	32,088	(23,944)	9,903	(58,140)	117,128
Warranty obligations	7,053	15	8,151	(4,855)	57,420
Deferred revenues	1,690	(1,401)	13,369	(5,265)	105,169
Net cash provided by operating activities	170,138	127,062	145,855	346,401	661,330
Cash flows from investing activities:
Purchases of property and equipment	(8,533)	(9,636)	(23,848)	(25,540)	(90,326)
Purchases of marketable securities	(319,190)	(300,053)	(470,766)	(1,091,511)	(1,743,674)
Maturities and sale of marketable securities	215,241	282,063	494,804	994,677	1,406,608
Investments in private companies	—	—	(15,000)	—	(15,000)
Net cash used in investing activities	(112,482)	(27,626)	(14,810)	(122,374)	(442,392)
Cash flows from financing activities:
Partial settlement of convertible notes	(5)	—	—	(7)	—
Repurchase of common stock	(49,794)	(99,908)	(110,000)	(191,698)	(310,000)
Proceeds from issuance of common stock under employee equity plans	14	6,769	719	7,969	1,315
Payment of withholding taxes related to net share settlement of equity awards	(6,286)	(7,473)	(8,465)	(73,801)	(93,100)
Net cash used in financing activities	(56,071)	(100,612)	(117,746)	(257,537)	(401,785)
Effect of exchange rate changes on cash and cash equivalents	2,638	(374)	(1,900)	1,087	(322)
Net increase (decrease) in cash and cash equivalents	4,223	(1,550)	11,399	(32,423)	(183,169)
Cash and cash equivalents—Beginning of period	252,102	253,652	278,676	288,748	473,244
Cash and cash equivalents —End of period	$256,325	$252,102	$290,075	$256,325	$290,075

ENPHASE ENERGY, INC.
RECONCILIATION OF NON-GAAP FINANCIAL MEASURES
(In thousands, except per share data and percentages)
(Unaudited)

	Three Months Ended			Nine Months Ended
	September 30, 2024	June 30, 2024	September 30, 2023	September 30, 2024	September 30, 2023
Gross profit (GAAP)	$178,171	$137,166	$262,013	$430,845	$911,726
Stock-based compensation	2,948	3,730	2,708	10,860	9,775
Acquisition related amortization	1,904	1,890	1,899	5,685	5,686
Gross profit (Non-GAAP)	$183,023	$142,786	$266,620	$447,390	$927,187

Gross margin (GAAP)	46.8%	45.2%	47.5%	45.5%	45.9%
Stock-based compensation	0.8	1.3	0.6	1.1	0.5
Acquisition related amortization	0.5	0.6	0.3	0.6	0.2
Gross margin (Non-GAAP)	48.1%	47.1%	48.4%	47.2%	46.6%

Operating expenses (GAAP)	$128,383	$135,367	$144,024	$408,357	$455,754
Stock-based compensation (1)	(42,992)	(49,027)	(41,106)	(148,670)	(147,860)
Acquisition related expenses and amortization	(3,102)	(3,463)	(3,891)	(10,027)	(11,429)
Restructuring and asset impairment charges	(677)	(1,171)	—	(3,755)	(901)
Operating expenses (Non-GAAP)	$81,612	$81,706	$99,027	$245,905	$295,564

(1) Includes stock-based compensation as follows:
Research and development	$19,790	$20,210	$19,285	$64,550	$64,528
Sales and marketing	14,237	16,784	13,297	49,199	49,231
General and administrative	8,965	12,033	8,524	34,921	34,101
Total	$42,992	$49,027	$41,106	$148,670	$147,860

Income from operations (GAAP)	$49,788	$1,799	$117,989	$22,488	$455,972
Stock-based compensation	45,940	52,757	43,814	159,530	157,635
Acquisition related expenses and amortization	5,006	5,353	5,790	15,712	17,115
Restructuring and asset impairment charges	677	1,171	—	3,755	901
Income from operations (Non-GAAP)	$101,411	$61,080	$167,593	$201,485	$631,623

Net income (GAAP)	$45,762	$10,833	$113,953	$40,498	$418,017
Stock-based compensation	45,940	52,757	43,814	159,530	157,635
Acquisition related expenses and amortization	5,006	5,353	5,790	15,712	17,115
Restructuring and asset impairment charges	677	1,171	—	3,755	901
Non-cash interest expense	2,173	2,157	2,114	6,462	6,254
Non-GAAP income tax adjustment	(11,156)	(13,447)	(23,822)	(30,775)	(61,413)
Net income (Non-GAAP)	$88,402	$58,824	$141,849	$195,182	$538,509

	Three Months Ended			Nine Months Ended
	September 30, 2024	June 30, 2024	September 30, 2023	September 30, 2024	September 30, 2023
Net income per share, basic (GAAP)	$0.34	$0.08	$0.84	$0.30	$3.06
Stock-based compensation	0.34	0.39	0.32	1.17	1.15
Acquisition related expenses and amortization	0.04	0.04	0.04	0.12	0.13
Restructuring and asset impairment charges	0.01	0.01	—	0.03	0.01
Non-cash interest expense	0.02	0.02	0.02	0.05	0.04
Non-GAAP income tax adjustment	(0.10)	(0.11)	(0.18)	(0.23)	(0.44)
Net income per share, basic (Non-GAAP)	$0.65	$0.43	$1.04	$1.44	$3.95

Shares used in basic per share calculation GAAP and Non-GAAP	135,329	135,646	136,165	135,621	136,491

Net income per share, diluted (GAAP)	$0.33	$0.08	$0.80	$0.30	$2.92
Stock-based compensation	0.33	0.38	0.32	1.17	1.17
Acquisition related expenses and amortization	0.04	0.04	0.04	0.12	0.12
Restructuring and asset impairment charges	0.01	0.01	—	0.03	0.01
Non-cash interest expense	0.02	0.02	0.02	0.05	0.04
Non-GAAP income tax adjustment	(0.08)	(0.10)	(0.16)	(0.24)	(0.40)
Net income per share, diluted (Non-GAAP) (2)	$0.65	$0.43	$1.02	$1.43	$3.86

Shares used in diluted per share calculation GAAP	139,914	136,123	143,863	136,236	145,081
Shares used in diluted per share calculation Non-GAAP	135,839	136,123	138,535	136,236	139,753

Income-based government grants (GAAP)	$46,552	$24,329	$18,532	$89,498	$20,583
Incremental cost for manufacturing in U.S.	(11,396)	(5,950)	(4,085)	(22,228)	(4,491)
Net IRA benefit (Non-GAAP)	$35,156	$18,379	$14,447	$67,270	$16,092

Net cash provided by operating activities (GAAP)	$170,138	$127,062	$145,855	$346,401	$661,330
Purchases of property and equipment	(8,533)	(9,636)	(23,848)	(25,540)	(90,326)
Free cash flow (Non-GAAP)	$161,605	$117,426	$122,007	$320,861	$571,004

(2)    Calculation of non-GAAP diluted net income per share for the three and nine months ended September 30, 2023 excludes convertible Notes due 2023 interest expense, net of tax of less than $0.1 million from non-GAAP net income.